Exhibit 23(a)

                       CONSENT OF COOPERS & LYBRAND L.L.P.



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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference into the registration statement of Giant Cement Holding, Inc. on Form S-8 (filed May 16, 1995) of our reports dated February 5, 1998 (except as to Note 14, for which the date is March 23, 1998) on our audits of the consolidated financial statements and financial statement schedule of Giant Cement Holding, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which reports are included in the Annual Report on Form 10-K.


Coopers & Lybrand L.L.P.



Charlotte, North Carolina
March 30, 1998




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